EXHIBIT 6.3
                                    AGREEMENT

The Energy Venture Inc. Group of companies( EVI) will give to the Young Poong Corporation( YP ), a six month option on a license for the use of the EVI proprietary Nickel Zinc technology on the following terms.


YP will provide AA and AAA battery making parts and materials to EVI for use in making samples of the technology. EVI will provide samples to YP within 120 days and YP will test the samples and provide the data to EVI. In the event that YP is interested in the technology, they will complete a manufacturing test using their existing battery equipment.


If, on or before the six month period is up, YP decides that they wish to buy a license, EVI agrees to negotiate in good faith to reduce the price by $500,000 US from the standard license price and will negotiate a 3 % royalty that can be further reduced over time or above particular volumes.


In addition EVI and YP agree to negotiate in good faith for YP to become a partner with EVI in the manufacturing of these cells or to become a contract manufacturer. Both parties agree to negotiate in good faith any other terms and conditions for this agreement and EVI will guarantee that they will offer terms that are as good or better than any other equivalent license or agreement that is in effect at that time.

In the event that no license is entered into within eight months of the last signing date, neither party shall have any further obligation or liability to the other party under the terms of this agreement.

Signed by C .J. Yu.                         Date   14 Feb 2000

On Behalf of Young Poong Corporation

Signed by D. W. Hartford                    Date   21 Feb 2000

On Behalf Of Energy Ventures Inc.